Exhibit 4.1.1
PAHC HOLDINGS CORPORATION
as Issuer
and
HSBC BANK USA, NATIONAL ASSOCIATION
as Trustee and as Collateral Agent

FIRST SUPPLEMENTAL INDENTURE
Dated as of May 17, 2005
to
INDENTURE
Dated as of February 10, 2005

$29,000,000 Principal Amount of 15% Senior Secured Notes due 2010
of PAHC Holdings Corporation

     FIRST SUPPLEMENTAL INDENTURE (“First Supplemental Indenture”), dated as of May 17, 2005, between PAHC Holdings Corporation (the “Issuer”) and HSBC Bank USA, National Association, as Trustee (the “Trustee”). All capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Indenture (as defined herein).
W I T N E S S E T H:
     WHEREAS the Issuer has heretofore executed and delivered to the Trustee an Indenture, dated as of February 10, 2005 (as such may be amended and supplemented from time to time, the “Indenture”), providing for the issuance of $29,000,000 aggregate principal amount of 15% Senior Secured Notes due 2010 of PAHC Holdings Corporation (the “Notes”), including the issuance of the Exchange Notes; and
     WHEREAS, pursuant to the Registration Rights Agreement, the Issuer filed a Registration Statement on Form S-4 (File No. 333-123614) with the Securities and Exchange Commission (the “Commission”) on March 28, 2005 under the Securities Act of 1933, as amended (the “Act”), as amended by Amendment No. 1 thereto as filed with the Commission on April 13, 2005 (such Registration Statement, as so amended, being hereinafter referred to as the “Registration Statement”), in connection with the Issuer’s offer to exchange (the “Exchange Offer”) the aggregate principal amount of the unregistered Initial Notes for a like principal amount of Exchange Notes, as registered under the Act pursuant to the Registration Statement; and
     WHEREAS, the Registration Statement was declared effective by the Commission on April 18, 2005 and, pursuant to the Registration Rights Agreement, the Exchange Offer was consummated on May 16, 2005; and
     WHEREAS, Section 9.01 of the Indenture provides that the Issuers and the Trustee may execute this First Supplemental Indenture without notice to or the consent of any Holder to provide for issuance of the Exchange Notes; and
     WHEREAS, the execution and delivery of this First Supplemental Indenture and the Exchange Notes in the form of Exhibit B to the Indenture have been authorized by resolutions of the Board of Directors of the Issuer; and
     WHEREAS, the Issuer authorizes the Trustee to cancel the Initial Notes and to authenticate the Exchange Notes in replacement therefor; and
     WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture and the Exchange Notes the valid obligations of the Issuer have been performed and fulfilled by the applicable parties hereto and the execution and delivery hereof and thereof have been in all respects duly authorized by the applicable parties hereto;
     NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

     1. Definitions. (a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
     (b) For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.
     2. Exchange Offer — Initial Notes for Exchange Notes. Promptly following the execution and delivery of this First Supplemental Indenture, the Trustee shall, upon the written order of the Issuer, in the form of an Officer’s Certificate of the Issuer, authenticate and deliver Exchange Notes substantially in the form of Exhibit B to the Indenture in replacement of Initial Notes whose Holders have accepted the Exchange Offer and exchanged their Notes in accordance therewith, and upon delivery of certificates representing the Initial Notes to the Trustee for cancellation, the Trustee shall cancel such Initial Notes.
     3. Acceptance by Trustee. The Trustee accepts this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby supplemented, but only upon the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby supplemented.
     4. Supplemental Indenture Part of Indenture; Ratification of Indenture. This First Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this First Supplemental Indenture forms a part thereof. Except as otherwise expressly provided for in this First Supplemental Indenture, all of the terms and conditions of the Indenture are hereby ratified and shall remain unchanged and continue in full force and effect.
     5. Trustees Makes No Representation. The recitals contained in this First Supplemental Indenture shall be taken as the statements made solely by the Issuer, and the Trustee shall have no liability or responsibility for their correctness, and, without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of (i) the validity or sufficiency of this First Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by corporate action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences (direct or indirect and whether deliberate or inadvertent) of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.
     6. Effective Date. This First Supplemental Indenture shall become effective upon the execution and delivery hereof by the Issuer and the Trustee.
     7. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE

STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     8. Counterparts. This First Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.
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SIGNATURES
     IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date written above.

PAHC HOLDINGS CORPORATION
By:	/s/ Richard G. Johnson
	Name:	Richard G. Johnson
	Title:	Chief Financial Officer

Accepted and Agreed to:
HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ Herawatteee Alli

Name: Herawattee Alli
Title: Assistant Vice President